Exhibit 99.3

Division of Corporation Finance

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Ascentage Pharma Group International

Registration Statement on Form F-1

(File No. 333-284064)

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

Ascentage Pharma Group International is an exempted company incorporated under the laws of the Cayman Islands (the “Company”). The Company’s ordinary shares are listed on The Stock Exchange of Hong Kong Limited. In connection with the proposed initial public offering of American depositary shares representing the Company’s ordinary shares (the “Offering”) in the United States, the Company is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of the above-referenced registration statement on Form F-1 (the “Registration Statement”).

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing.

The Company’s Registration Statement publicly filed on December 27, 2024 (the “Registration Statement”) includes audited financial statements for the year ended December 31, 2023 prepared in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) issued by the International Accounting Standards Board, and therefore satisfies the 15 month requirement in Item 8.A.4 of Form 20-F. The Registration Statement also includes (i) unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023, and (iii) selected unaudited interim condensed financial data for the nine months ended September 30, 2024 and 2023. The Company anticipates completing the Offering in January or February 2025. The Company’s audited financial statements for the year ended December 31, 2024 will not be available until March 27, 2025.

In light of the above, the Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to comply with a requirement to issue financial statements 12 months after the Company’s year-end.

2.	Compliance with Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2024 will be available until March 27, 2025.

4.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

5.	The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

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Very truly yours,

Ascentage Pharma Group International

By:	/s/ Jin Cao
Name: Jin Cao
Title: Head of Finance